Exhibit 99.1

MoneyGram Agrees to Settle Legacy Enforcement Matter with

New York Department of Financial Services

DALLAS – March 16, 2022 – MoneyGram (NASDAQ: MGI) today announced it has reached a final agreement to settle its previously disclosed legacy enforcement matter with the New York Department of Financial Services (“NYDFS”) through a consent order (the “agreement”).

Pursuant to the agreement, MoneyGram will pay a civil monetary penalty of $8.25 million to the NYDFS and undertake various reporting obligations. This payment is consistent with the estimated amount that MoneyGram previously accrued in the fourth quarter of 2021.

In entering into the agreement, the NYDFS acknowledged that there were several mitigating factors in respect of the agreement, including that the company fully cooperated with NYDFS’s investigation including by reporting on the results of its internal investigation on the matter, had voluntarily undertaken significant enhancements to its compliance program and undertaken remediation to prevent similar violations from occurring. Such measures and enhancements include the previous termination of certain agents following the spike in suspicious activity, the creation of new compliance procedures to increase the authority of compliance personnel within the company, the implementation of new limits on and supervision of high-risk agents, and a substantial increase in the resources allocated to compliance.

“We’re pleased that this legacy matter from many years ago is now behind us,” said Alex Holmes, MoneyGram’s chairman and chief executive officer. “MoneyGram continues to work diligently to prevent its systems from being used to perpetrate any unlawful activity. Building an industry-leading compliance program has for years been front and center of our commitment to protecting our customers and communities.”

Since 2012, the company has invested more than $800 million in compliance technology, agent oversight and training programs. The company has had an industry-leading compliance program and consumer verification standards in place for years. Since March 2018, MoneyGram has verified consumer identification at the point of sale for every money transfer transaction – and is the only money transfer company to do so. Through these efforts, MoneyGram has become an industry leader in consumer protection and has achieved among the lowest consumer fraud rates in the industry.

About MoneyGram International, Inc.

MoneyGram International, Inc. (NASDAQ: MGI), a global leader in the evolution of digital P2P payments, delivers innovative financial solutions to connect the world’s communities. With a purpose-driven strategy to mobilize the movement of money, a strong culture of fintech innovation, and leading customer-centric capabilities, MoneyGram has grown to serve over 150 million people in the last five years. The Company leverages its modern, mobile, and API-driven platform and collaborates with the world’s top brands to serve consumers through its direct-to-consumer digital channel, global retail network, and embedded finance business for enterprise customers. MoneyGram is also a leader in pioneering cross-border payment innovation and blockchain-enabled settlement. For more information, please visit ir.moneygram.com, follow @MoneyGram on social media, and explore the website and mobile app through moneygram.com.

CONTACTS

Investor Relations:

214-979-1400

InvestorRelations@moneygram.com

Media Relations:

Stephen Reiff

media@moneygram.com